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                                  EXHIBIT 99.1

                                 PRESS RELEASE

             LARSCOM APPOINTS NEW CHAIRMAN OF THE BOARD OF DIRECTORS

         MILPITAS, CA, (JUNE 24, 1999)--- Larscom Incorporated (Nasdaq: LARS) today announced that, effective June 25, 1999, Mr. Lawrence D. Milligan, 63, has assumed the position of acting CEO of Axel Johnson Inc. and has been appointed Chairman of the Board of Directors for Larscom. Mr. Milligan replaces Mr. Paul
E. Graf, who has resigned, effective June 25, 1999, as President and CEO of Axel Johnson Inc. and from the Board of Directors of Larscom.

Mr. Milligan has been a member of Larscom's Board of Directors since November 1998. He retired after 38 years of service from The Procter & Gamble Company in March 1998. At Procter & Gamble he was Senior Vice President responsible for the Company's worldwide sales and customer business development. Prior to that he was responsible for a number of the Company's worldwide business divisions. Mr. Milligan is a graduate of Williams College and served in the U.S. Marine Corp.

                                     -more-

In addition, Mr. Milligan is Vice Chairman of the Board of Directors of Axel Johnson Inc. and a member of the Board of Directors of United States Playing Card and The Portman Equipment Company.

Larscom Incorporated is a leading provider of high-speed wide area network (WAN) access equipment. Its customers include carriers, Internet service providers, corporate users, and government agencies worldwide. The Company's headquarters are located at 1845 McCandless Drive, Milpitas, California 95035. For additional information, please visit the Company's web site at www.larscom.com or phone
(408) 941-4000.

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